Exhibit 99.1


For Immediate Release:  August 1, 2002
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
          Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
August 1, 2002
Mebane, North Carolina

               MADISON RIVER COMMUNICATIONS ANNOUNCES 2002 SECOND
             QUARTER AND SIX MONTHS FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - August 1, 2002 - Madison River Communications today announced its financial and operating results for the second quarter and six months ended June 30, 2002.

Highlights
----------
* Adjusted EBITDA for the six months ended June 30, 2002 was $41.6 million compared to $28.7 million in the same period of 2001, an increase of $12.9 million or 45%;
* Adjusted EBITDA in the second quarter of 2002 was $20.4 million, an increase of $5.6 million, or 38%, over the second quarter of 2001;
* Local Telecommunications Division (LTD) had Adjusted EBITDA of $21.5 million and an Adjusted EBITDA margin of 52% in the second quarter of 2002; and
* Integrated Communications Division (ICD) had an Adjusted EBITDA loss of $2.1 million for the six month period ended June 30, 2002, compared to an Adjusted EBITDA loss of $15.0 million for the same period last year, an improvement of $12.9 million, or 86%.

2002 Second Quarter Results
---------------------------
Adjusted EBITDA, computed as operating income before depreciation, amortization and non-cash long-term incentive plan expenses (1), in the second quarter ended June 30, 2002 was $20.4 million, an increase of $5.6 million, or 38%, from the $14.8 million reported in the second quarter ended June 30, 2001. The increase of $5.6 million is attributed primarily to the Adjusted EBITDA loss in the ICD decreasing by $6.3 million when compared to the same period in the prior year. Consistent with the first quarter of 2002, the ICD is benefiting from a slower targeted growth rate as expenses have decreased significantly compared to prior results while the revenue base has been maintained. Adjusted EBITDA in the LTD decreased $0.7 million to $21.5 million in the second quarter of 2002 from $22.2 million in the second quarter of 2001. The decrease reflects charges to bad debt expense for pre-bankruptcy filing amounts of $1.1 million due from MCI Worldcom and a $0.4 million due from Global Crossing. Excluding these bad debt charges, LTD's Adjusted EBITDA increased approximately $0.8 million and the Company's Adjusted EBITDA increased $7.1 million from the same period in the prior year, primarily as a result of expense reductions.

Revenues in the second quarter of 2002 were $44.8 million compared to $45.5 million in the second quarter of 2001, a decrease of $0.7 million, or 1%. Revenues in the second quarter of 2002 in the ICD were $3.7 million, an increase of $0.9 million over the second quarter of 2001, or a 36% increase. In the LTD, revenues in the second quarter of 2002 decreased $1.6 million, or 4% compared to the second quarter of 2001. The decrease in revenues in the LTD is attributed to the charges of $1.1 million for MCI Worldcom and $0.4 million for Global Crossing. Excluding these second quarter charges, revenues for the LTD would have decreased $0.1 million and revenues for the Company would have increased $0.8 million when compared to the same period of the prior year.

For the second quarter of 2002, the Company had a net loss of $9.3 million compared to a net loss of $12.2 million in the second quarter of 2001, an improvement of $2.9 million, or 24%. The LTD reported net income of $2.1 million in the second quarter of 2002 compared to net income of $3.7 million in the second quarter of 2001, a decrease of approximately $1.6 million. The decrease in the LTD's net income is the result of a combination of offsetting factors. First, other income decreased approximately $1.3 million in the second quarter of 2002 compared to the second quarter of 2001 primarily as the result of a $2.1 million writedown of the carrying value of an equity method investment. In addition, for the second quarter of 2002, the Company recognized a lower income tax benefit of approximately $2.4 million and higher non-cash long-term incentive expenses of $1.4 million. Finally, the bad debt charges in the second quarter of 2002 related to MCI Worldcom and Global Crossing lowered net income approximately $1.0 million after taxes. These reductions in the LTD's net income were offset by lower amortization expense of $4.2 million in the second quarter of 2002 compared to the second quarter of 2001. The adoption of a new accounting standard, effective January 1, 2002, eliminated the periodic amortization of goodwill and reduced amortization expense by approximately $4.2 million per quarter in 2002 when compared to 2001. The ICD's net loss in the second quarter of 2002 of $11.4 million was an improvement of $4.5 million over the net loss of $15.9 million in the second quarter of 2001 and is attributed primarily to the ICD's expense reductions implemented as part of its plan to achieve positive cash flow.

For the second quarter of 2002, the LTD reported revenues of $41.1 million, Adjusted EBITDA of $21.5 million and an Adjusted EBITDA margin of 52%. This compares to revenues of $41.9 million, Adjusted EBITDA of $22.2 million and an Adjusted EBITDA margin of 53% in the first quarter of 2002. On a sequential basis, revenues decreased $0.8 million, or 2%, and Adjusted EBITDA decreased $0.7 million, or 3%, from the first quarter of 2002. The decreases in revenues and Adjusted EBITDA reflect the bad debt charges of approximately $1.1 million for MCI Worldcom and $0.4 million for Global Crossing. Excluding these charges, revenues in the LTD increased $0.7 million and Adjusted EBITDA increased $0.8 million for an Adjusted EBITDA margin of 54% sequentially. Growth in revenues from high-speed DSL services provided the increases.

As of June 30, 2002, the LTD had approximately 209,530 voice access and DSL connections in service, or an increase of approximately 7,770 connections, or 4%, over June 30, 2001. The increase was driven principally by gains in DSL connections. Compared to the prior year, DSL connections increased approximately 6,560, or 84%. Voice access lines increased by approximately 1,210 lines, or 1%. Sequentially, voice access and DSL connections for the LTD increased by approximately 360 connections, or 0.2%, from March 31, 2002. The change is comprised of a decrease of approximately 530 voice access lines, or 0.3% and an increase of approximately 890 DSL connections, or 7%. Of the 209,530 total connections, approximately 135,140 are residential lines, 60,030 are business lines and 14,360 are DSL connections. In addition, the LTD had approximately 87,200 long distance accounts and 29,070 dial-up Internet subscribers at June 30, 2002. Penetration rates for vertical services such as voice mail, caller ID, call waiting and call forwarding continued to increase in the second quarter of 2002.

The LTD's revenue run-rate for high-speed special access services in the second quarter of 2002 increased 20% over the same period in 2001. In addition, the penetration rate in installed DSL in the LTD's service areas reached 7.4% of access lines, compared to 6.9% in the first quarter of 2002.

The ICD's Adjusted EBITDA loss in the second quarter of 2002 was $1.1 million, an improvement of $6.3 million, or 85%, from the $7.4 million Adjusted EBITDA loss reported in the second quarter of 2001. ICD revenues in the second quarter of 2002 were $3.7 million compared to $2.8 million for the second quarter of 2001, an increase of $0.9 million, or 36%. As of June 30, 2002, the ICD had approximately 15,900 voice and 680 DSL connections in service compared to approximately 12,250 voice and 520 DSL connections in service at June 30, 2001. On a sequential quarter basis, the ICD's revenues decreased $0.3 million, or 5%, while the Adjusted EBITDA loss increased $0.1 million, or 11%. The ICD's reported results reflect the impact of its business plan to intentionally slow its growth and reduce its sales, marketing and support structure to achieve positive cash flow as quickly as possible. In the execution of this strategy, the ICD experienced a slight decline in revenues but was able to significantly reduce its cash utilization as lower operating and overhead expenses were incurred. The ICD plan calls for it to continue to add new connections but at a significantly lower rate than in the past. Once the ICD achieves positive cash flow, it will target a growth rate that can be funded from its own operations.

J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "Although access line and DSL connection growth slowed materially on a sequential quarter comparison basis, LTD performance is on track. Like all other local exchange carriers, the WorldCom bankruptcy impacts our earnings but overall, LTD continues to deliver solid results. We are pleased with the efforts made by the ICD during the second quarter. ICD faced higher than anticipated non-recurring charges for its network grooming while continuing to improve operations. In light of these challenges, we are pleased that ICD turned in positive adjusted contribution EBITDA of $12,000 in June. Although not large, we view it as a significant mark."


2002 Six Month Results
----------------------
For the six months ended June 30, 2002 and 2001, revenues were $90.7 million in each year. By division, in the first six months of 2002, the LTD reported revenues of $83.0 million and the ICD reported revenues of $7.7 million. The LTD's revenues in the first six months of 2002 were unfavorably impacted by the charges taken of $1.1 million for MCI Worldcom and $0.4 million for Global Crossing as well as anticipated lower network access revenues. In addition, the two exchanges in Illinois sold in May 2001 contributed approximately $1.2 million in revenues in the first six months of 2001 prior to the date of disposal for which no comparable revenues were reported in 2002 results. The ICD reported a revenue gain of $3.0 million, or 64%, for the six month period ended June 30, 2002 compared to the same period in the prior year.

Adjusted EBITDA improved by $12.9 million, or 45%, to $41.6 million in the first six months of 2002 compared to $28.7 million in the first six months of 2001.
By division for 2002, this broke out as $43.7 million in Adjusted EBITDA for the LTD and an Adjusted EBITDA loss of $2.1 million for the ICD. The $12.9 million increase in Adjusted EBITDA for 2002 compared to 2001 is the result of an increase in the ICD's Adjusted EBITDA of $12.9 million, or 86%. The LTD's Adjusted EBITDA in the first six months of 2002 and 2001 was $43.7 million in each period.

As of June 30, 2002, the Company had $23.1 million in cash on hand. In addition, the Company has $17.8 million in unused credit facilities with the RTFC. Capital expenditures for the six months ended June 30, 2002 were approximately $7.3 million.

On April 10, 2002, the Company's parent, Madison River Telephone Company, LLC
(MRTC), announced the completion of an agreement with the former shareholders of Coastal Utilities, Inc., that, among other things, modified certain provisions of the Coastal Communications, Inc. (CCI) shareholders agreement that was entered into when CCI acquired Coastal Utilities in March 2000. Under the terms of the agreement, the former shareholders exchanged all of their Series B stock and 40%, or 120 shares, of their Series A stock in CCI for 18.0 million Class A member units in MRTC valued at $1 per unit and three term notes issued by MRTC, in the aggregate principal amount of $20.0 million, payable over eight years and bearing interest at approximately 8.4%. In addition, CCI redeemed 30 shares of Series A stock retained by the former shareholders for $33,333.33 per share, or approximately $1.0 million, at the closing of the transaction. Under the terms of CCI's amended shareholders agreement, the former shareholders have the right, beginning May 31, 2003 and ending September 30, 2007, to require CCI to redeem their remaining 150 shares of Series A stock in increments not to exceed 30 shares at $33,333.33 per share, or an aggregate value of $1.0 million, in any thirteen-month period.

The Company will be conducting a conference call to discuss its 2002 second quarter and six month financial and operating results on Friday, August 2, 2002 at 11:00 AM EDT. Those interested in listening to the call are invited to access the call via a webcast that can be linked to by going to the Company's website at www.madisonriver.net.

  Non-GAAP Information

The Company believes that Adjusted EBITDA is an additional meaningful measure of operating performance. Adjusted EBITDA represents operating income (loss) before depreciation, amortization and non-cash long-term incentive plan expenses. However, this information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information as determined under accounting principles generally accepted in the United States.




Selected Financial Results and Operating Data
---------------------------------------------
Selected historical financial and operating results for the second quarter and six months ended June 30, 2002 and 2001 were (dollars in millions):

                                     Second Quarter Ended          Six Months Ended
                                     June 30,    June 30,        June 30,    June 30,
                                       2002        2001 (a)        2002        2001 (a)
                                     --------    --------        --------    --------
   Net revenues                      $  44.8       45.5          $  90.7       90.7
    LTD                                 41.1       42.7             83.0       86.0
    ICD                                  3.7        2.8              7.7        4.7

   Operating expenses                   38.4       45.2             75.5       91.1
    LTD                                 30.0       33.1             58.9       67.4
    ICD                                  8.4       12.1             16.6       23.7

   Adjusted EBITDA                      20.4       14.8             41.6       28.7
    LTD                                 21.5       22.2             43.7       43.7
    ICD                                 (1.1)      (7.4)            (2.1)     (15.0)

   Adjusted EBITDA margin               45.5%      32.5%            45.9%      31.7%

   Net income (loss)                 $  (9.3)     (12.2)         $ (17.7)     (41.4)
    LTD                                  2.1        3.7              4.8       (9.3)
    ICD                                (11.4)     (15.9)           (22.5)     (32.1)



   Cash and cash equivalents         $  23.1       27.7              (b)        (b)
   Net telephone plant
     and equipment                     380.2      403.4              (b)        (b)
   Total assets                        872.0      929.2              (b)        (b)
   Long-term debt                      674.1      672.6              (b)        (b)
   Member's interest                   252.7      213.6              (b)        (b)
   Accumulated deficit                (171.9)    (120.6)             (b)        (b)
   Accumulated other comprehensive
     Loss                               (2.8)       -                (b)        (b)

(a) 2001 divisional results are presented on a basis consistent with the 2002 presentation.
(b) Six month results are the same as those presented for second quarter results.

                                                      Second Quarter and
                                                       Six Months Ended
                                                    -----------------------
                                                    June 30,       June 30,
                                                      2002           2001
                                                    --------       --------
Selected Operating Data:
  Total connections in service or
    in provisioning:                                 227,244        221,834
      LTD:
        Voice                                        195,166        193,960
        DSL lines                                     14,363          7,799
      ICD:
        Voice                                         17,010         18,985
        DSL Lines                                        705          1,090

  Total connections in service                       226,104        214,536
      LTD:
        Voice                                        195,166        193,960
        DSL lines                                     14,363          7,799 (b)
      ICD:
        Voice                                         15,895         12,254
        DSL Lines                                        680            523 (b)

      Fiber transport (in actual $ (a))             $ 275,000       $ 180,000

  Network operations centers                             1               2
  Employees                                             735             911

(a)  Dollar amounts represent monthly recurring revenues.
(b) Adjusted to present DSL connections on a basis consistent with the 2002 presentation.


States certified as a CLEC:
          North Carolina                                     South Carolina
          Florida  (subsidiary Gulf Long Distance, Inc.)     Alabama
          Mississippi                                        Louisiana
          Texas                                              Tennessee
          Illinois                                           Georgia

States certified as a long distance provider:
          North Carolina                                     South Carolina
          Georgia                                            Florida
          Alabama                                            Mississippi
          Louisiana                                          Texas
          Tennessee                                          Illinois
          Kentucky  (subsidiary Gulf Long Distance, Inc.)


Forward-Looking Statements
--------------------------
The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''plan,'' ''seek'' or ''believe.'' We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

*  competition in the telecommunications industry;
* the passage of legislation or court decisions adversely affecting the telecommunications industry;
*  our ability to repay our outstanding indebtedness;
* our ability to raise additional capital on acceptable terms and on a timely basis; and
*  the advent of new technology.

For more information, see the "Risk Factors" section beginning on page 14 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 333-36804) filed with the Securities and Exchange Commission.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in nearby markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co., Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.





                           MADISON RIVER CAPITAL, LLC
                Condensed Consolidated Statements of Operations
               Second Quarter and Six Months Ended June 30, 2002
                             (Dollars in thousands)


                                         Second Quarter Ended                Six Months Ended
                                            June 30, 2002                     June 30, 2002
                                 --------------------------------- ---------------------------------
                                     LTD        ICD   Consolidated     LTD        ICD   Consolidated
                                 ---------   -------- ------------ ---------   -------- ------------
Operating revenues:
  Local service                  $  32,064     2,088     34,152    $  64,253     4,545     68,798
  Long distance service              3,962       360      4,322        7,449       676      8,125
  Internet and enhanced data         3,447       473      3,920        6,391       936      7,327
  Transport service                   -          888        888         -        1,724      1,724
  Miscellaneous telecommun-
    ications service and
    equipment                        1,592       (44)     1,548        4,934      (153)     4,781
                                   -------    ------    -------      -------    ------    -------
Total operating revenues            41,065     3,765     44,830       83,027     7,728     90,755
                                   -------    ------    -------      -------    ------    -------

Operating expenses:
  Cost of services                  11,237     3,368     14,605       22,192     6,828     29,020
  Depreciation and amortization      8,540     3,599     12,139       17,412     7,036     24,448
  Selling, general and
    administrative                  10,240     1,457     11,697       19,332     2,692     22,024
                                   -------    ------    -------      -------    ------    -------
Total operating expenses            30,017     8,424     38,441       58,936    16,556     75,492
                                   -------    ------    -------      -------    ------    -------

Net operating income (loss)         11,048    (4,659)     6,389       24,091    (8,828)    15,263

Interest expense                    (9,392)   (6,695)   (16,087)     (18,783)  (13,380)   (32,163)
Other income (expense), net             70       (92)       (22)         844      (309)       535
                                   -------    ------    -------      -------    ------    -------

Income (loss) before income taxes
  and minority interest              1,726   (11,446)    (9,720)       6,152   (22,517)   (16,365)

Income tax (benefit) expense          (388)     -          (388)       1,082      -         1,082
                                   -------    ------    -------      -------    ------    -------
Income (loss) before
  minority interest                  2,114   (11,446)    (9,332)       5,070   (22,517)   (17,447)

Minority interest expense             -         -          -             275      -           275
                                   -------    ------    -------      -------    ------    -------
Net income (loss)                $   2,114   (11,446)    (9,332)   $   4,795   (22,517)   (17,722)
                                   =======    ======    =======      =======    ======    =======

Adjusted EBITDA reconciliation:

Net operating income (loss)         11,048    (4,659)     6,389       24,091    (8,828)    15,263
Depreciation and amortization        8,540     3,599     12,139       17,412     7,036     24,448
                                   -------    ------    -------      -------    ------    -------
EBITDA                              19,588    (1,060)    18,528       41,503    (1,792)    39,711
Adjustments:
  Non-cash long-term incentive
    plan expenses                    1,897       (25)     1,872        2,205      (273)     1,932
                                   -------    ------    -------      -------    ------    -------
Adjusted EBITDA                  $  21,485    (1,085)    20,400    $  43,708    (2,065)    41,643
                                   =======    ======    =======      =======    ======    =======

NOTE: These financial statements recognize Madison River Capital, LLC's financial results on an historical basis.